Exhibit 99.1

DecisionPoint Systems Reports Second Quarter Revenue of $17.8 Million And Six Month Revenue of $35.6 Million

Revenue Increases 34% and 37% Year-Over-Year for the Second Quarter and Six Months Ended June 30, 2012

IRVINE, CA--(Marketwire -09/04/12)- DecisionPoint Systems, Inc. (DPSI), a leading enterprise mobility and RFID systems solutions provider, today reported its financial results for the second quarter ended June 30, 2012.

Highlights of Quarter Ended June 30, 2012

●	Revenue increased to $17.8 million, a 34.4% increase from the $13.2 million for the quarter ended June 30, 2011.

●	Gross margin expanded to 21.3% from 20.2% in the second quarter of 2011, a 110 basis point improvement over the second quarter of 2011.

●	Operating loss was $1.1 million compared to $0.8 million for the quarter ended June 30, 2011.

●
Net loss attributable to common shareholders was $1.5 million, or $(0.20) per share, after deducting preferred dividends of approximately $239,000, compared to a net loss attributable to common shareholders of $3.9 million, or $(0.83) per share, after deducting preferred dividends of approximately $27,000 for the second quarter of 2011.

●	Adjusted EBITDA(1) for the second quarter of 2012 was $0.5 million compared to $(0.7) million for the quarter ended June 30, 2011, a $1.2 million improvement.

●	Cash flow from operating activities for the six months ended June 30, 2012 was $1.6 million compared to $0.2 million for six months ended June 30, 2011.

●
The Company completed the acquisition of Apex Systems Integrators, Inc. ("Apex") on June 4, 2012, an event which is strategically important to the Company. Apex is a leading provider of wireless mobile work force software solutions and its operating results are included in the Company's results of operations beginning June 5, 2012.

(1) See schedule attached and description of non-GAAP financial measures: Adjusted EBITDA

Second Quarter 2012 Results

Revenue was $17.8 million, compared to $13.2 million for quarter ended June 30, 2011 and $17.8 million for the quarter ended March 31, 2012. The 34.4% year-over-year increase was primarily due to increased field mobility solution sales, continued increases in demand from the retail sector and increased professional services revenue.

Gross profit was $3.8 million, compared to $2.7 million for quarter ended June 30, 2011 and $3.8 million for the first quarter of 2012. Gross profit margin was 21.3%, compared to 20.2% for the same period a year ago and 21.1% for the first quarter of 2012. The year-over-year increase is due to the higher gross margins from professional services revenue and improved utilization of professional services resources reflecting the Company's ongoing revenue mix shift towards services and software. Additionally, the Company has continued to focus on cost control and improved utilization and efficiency throughout its operations.

Selling, general and administrative expenses were $4.8 million, compared to $3.5 million for the same period of 2011, and $3.8 million for the first quarter of 2012. The year-over-year and sequential increases were due to significantly higher professional fees and expenses relating to the acquisition of Apex which totaled approximately $1.2 million.

The operating loss was $1.1 million, compared to an operating loss of $0.8 million for the quarter ended June 30, 2011, and an operating loss of $0.1 million in the first quarter of 2012.

Net loss attributable to common shareholders was approximately $1.5 million, or $(0.20) per share, after deducting preferred dividends of approximately $239,000, compared to a net loss attributable to common shareholders of approximately $3.9 million, or $(0.83) per share, after deducting preferred dividends of approximately $27,000 in the quarter ended June 30, 2011. Included in the net loss for the second quarter of 2011 was a one-time, non-cash expense for debt extinguishment of $2.6 million. Net loss was approximately $0.5 million or $(0.06) per share, after deducting preferred dividends of approximately $222,000 in the first quarter of 2012.

As of June 30, 2012, the Company had approximately $6.0 million available under its revolving credit facilities with its lenders and a cash balance of approximately $0.5 million. In addition, the Company had term loans totaling $5.6 million related to its acquisitions on its balance sheet at June 30, 2012.

Six Month 2012 Year to Date Results

Revenue for the six months ended June 30, 2012 was $35.6 million, compared to $26.0 million in the year ago period, an increase of 36.7%. Gross profit was $7.5 million for the six months ended June 30, 2012, compared to $5.0 million for the six months ended June 30, 2011. The gross profit margin was 21.2%, compared to 19.2% in the same period a year ago. Selling, general and administrative expenses were $8.7 million for the six months ended June 30, 2012, compared to $7.0 million for the six months ended June 30, 2011. Net loss attributable to common shareholders was approximately $2.0 million, or $(0.27) per share, after deducting preferred dividends of approximately $461,000, compared to a net loss attributable to common shareholders of approximately $5.6 million, or $(1.23) per share, after deducting preferred dividends of approximately $54,000 in the same period a year ago. Included in the net loss for the first six months of 2011 was a one-time, non-cash expense for debt extinguishment of $2.6 million.

Subsequent Event

On July 31, 2012, DecisionPoint acquired Illume Mobile Software, a division of MacroSolve, Inc., based in Tulsa, OK for approximately $1.0 million in cash and stock. In addition the Company may be required to make an additional contingent earn-out consideration to the Seller of up to $500,000 of which 50% will be paid in cash, and 50% will be paid in shares of the common stock of the Company. The value of the shares will be based on the closing price of the Company's common stock on the July 31, 2013.

Illume Mobile has patent protected domain expertise in developing Enterprise mobile software for Android and Apple (iOS) mobile devices.

Management Commentary

"Continued strong execution and increasing traction of recent product introductions led to 34% revenue growth and gross margin expansion in the second quarter, resulting in adjusted EBITDA of $0.5 million for the quarter. This represents a $1.2 million improvement in adjusted EBITDA over the same period last year. Our six month adjusted EBITDA of $1.0 million, is a $2.8 million improvement over the same period last year. Thus the company has achieved total adjusted EBITDA of approximately $2 million for the last twelve months. These results reflect the strategic shift we have made over the past two years to develop our field mobility solutions and professional services and software divisions," said Nicholas Toms, CEO of DecisionPoint. "Field mobility solutions continue to grow in importance both at DecisionPoint and in the broader economy as more workers become untethered from their desks. The bundled solutions for enterprise and small business applications that were developed and recently introduced in conjunction with our wireless carrier partners, Verizon, Sprint and T-Mobile, are gaining market recognition and increasing sales. Our Grapevine Push-to-Talk solution is a part of many of these bundled solutions and is generating increasing levels of recurring revenue as the installed base grows.

"In Professional Services and Software, the capabilities of the three acquisitions that we have completed over the last 19 months -- CMAC, Apex and Illume Mobile -- together provide a clear competitive differentiator in the marketplace," continued Mr. Toms. "We now offer the full range of mobile solutions to meet the requirements of any enterprise mobility strategy. Revenue from this group is in excess of 35% of total revenue and also generates higher margins than other divisions in the company, leading to improved corporate gross margins. In our Retail division, our tablet-based assisted shopping solution suite for in-store applications has gained retailers' attention as the industry undergoes a long overdue technology upgrade. We are continuing to develop the many opportunities in our pipeline.

"Our second quarter results from operations were approximately breakeven excluding the $1.2 million of professional fees that we incurred related to the acquisition of Apex. With the enhanced capabilities of our Professional Services and Software Group, many of the major investments required to build out our field mobility division now completed and the retail industry capital spending recovery underway, we believe that we are well positioned for continued revenue growth in the second half of 2012, as compared to the second half of 2011 and the first half of 2012," concluded Mr. Toms.

Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

About DecisionPoint Systems, Inc.

DecisionPoint Systems, Inc. (DPSI) delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers. We do this by making enterprise software applications accessible to the front-line worker anytime, anywhere. DecisionPoint utilizes the latest wireless, mobility, and RFID technologies. For more information on DecisionPoint Systems visit www.decisionpt.com/news.php.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

	Six Months Ended June 30,		Three Months Ended June 30,
EBITDA Calculation	2012	2011	2012	2011

Net loss	$(1,520,790)	$(5,501,772)	$(1,284,075)	$(3,879,097)
Depreciation & amortization	417,372	273,675	257,731	133,258
Interest expense	348,217	772,616	206,596	477,049
Taxes	67,963	7,722	26,150	94

EBITDA	$(687,238)	$(4,447,759)	$(793,598)	$(3,268,696)

One time cash transaction expenses in
connection with the acquisition of Apex	1,223,000	-	872,000	-
Employee stock-based compensation	38,553	119,317	17,875	45,290
Non-employee stock-based compensation	341,250	180,000	341,250	180,000
Loss on debt extinguishment	-	2,268,859	-	2,268,859
ESOP compensation expense	65,654	62,380	32,826	31,190

Adjusted EBITDA	$981,219	$(1,817,203)	$470,353	$(743,357)

Adjusted EBITDA per share	$0.13	$(0.40)	$0.06	$(0.16)

Weighted average shares outstanding - Basic	7,452,705	4,517,238	7,512,969	4,698,460

	June 30,	December 31,
	2012	2011
ASSETS	(unaudited)
Current assets
Cash	$498,357	$365,814
Accounts receivable, net	12,522,801	13,916,787
Other receivable	-	1,476,285
Due from related party	421,797	-
Inventory, net	2,168,972	705,757
Deferred costs	3,747,468	3,468,583
Prepaid expenses and other current assets	339,052	408,413
Total current assets	19,698,447	20,341,639

Property and equipment, net	125,627	98,934
Intangible assets, net	6,392,588	2,214,000
Goodwill	8,046,121	5,538,466
Deferred costs, net of current portion	2,149,472	1,800,320
Other assets, net	444,709	175,329
Total assets	$36,856,964	$30,168,688

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$10,349,136	$8,947,133
Accrued expenses and other current liabilities	2,531,689	2,504,870
Lines of credit	2,954,446	4,024,141
Current portion of debt	1,919,340	1,000,000
Due to related parties	152,722	871,508
Unearned revenue	7,796,231	6,756,214
Total current liabilities	25,703,564	24,103,866

Long term liabilities
Unearned revenue, net of current portion	2,899,126	2,509,190
Debt, net of current portion and discount	3,693,090	970,160
Accrued earn out consideration	1,214,264	-
Deferred tax liabilities	1,240,298	18,000
Due to related parties	835,764	-
Interest payable	60,000	60,000
Total liabilities	35,646,106	27,661,216

Commitments and contingencies
	-	-
STOCKHOLDERS' EQUITY
Cumulative convertible preferred stock, $0.001 par value, 10,000,000 shares authorized, 1,816,289 shares issued and outstanding, including cumulative and imputed preferred dividends of $669,780 and $435,563, and
with a liquidation preference of $11,082,894 and $10,652,275, respectively	6,553,849	6,319,629
Common stock, $0.001 par value, 100,000,000 shares authorized,
8,507,791 issued and 8,353,908 outstanding as of June 30, 2012,	8,507	8,183
and 8,182,791 issued and 8,028,908 outstanding as of December 31, 2011
Additional paid-in capital	14,893,396	14,513,918
Other comprehensive income	5,448
Treasury stock, 153,883 shares of common stock	(204,664)	(204,664)
Accumulated deficit	(19,212,531)	(17,230,792)
Unearned ESOP shares	(833,147)	(898,802)
Total stockholders’ equity	1,210,858	2,507,472
Total liabilities and stockholders' equity	$36,856,964	$30,168,688

	Three Months ended June 30,		Six Months ended June 30,
	2012	2011	2012	2011

Net sales	$17,767,019	$13,223,806	$35,577,030	$26,024,764

Cost of sales	13,988,913	10,558,355	28,046,261	21,035,704

Gross profit	3,778,106	2,665,451	7,530,769	4,989,060

Selling, general and administrative expense	4,849,640	3,499,674	8,670,762	6,992,649

Operating loss	(1,071,534)	(834,223)	(1,139,993)	(2,003,589)

Other expense:
Interest expense, net	206,596	477,049	348,217	772,616
Loss on debt extinguishment	-	2,641,059	-	2,641,059
Other expense (income), net	(20,205)	(73,328)	(35,383)	76,786
Total other expense	186,391	3,044,780	312,834	3,490,461

Net loss before income taxes	(1,257,925)	(3,879,003)	(1,452,827)	(5,494,050)

Provision for income taxes	26,150	94	67,963	7,722

Net loss	(1,284,075)	(3,879,097)	(1,520,790)	(5,501,772)

Cumulative preferred stock dividends	(238,896)	(27,100)	(460,949)	(54,200)

Net loss attributable to common shareholders	$(1,522,971)	$(3,906,197)	$(1,981,739)	$(5,555,972)

Net loss per share -
Basic and diluted	$(0.20)	$(0.83)	$(0.27)	$(1.23)

Weighted average shares outstanding -
Basic and diluted	7,512,969	4,698,460	7,452,705	4,517,238

Comprehensive loss	$(1,278,627)	$(3,879,097)	$(1,515,342)	$(5,501,772)

Contact:
Company
DecisionPoint Systems, Inc.
Nicholas R. Toms
Chief Executive Officer
973-489-1425
ntoms@decisionpt.com
Investor Relations
LHA
Stephanie Prince/Jody Burfening
212-838-3777
sprince@lhai.com